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                                                                Exhibit (iii)


                           CERTIFICATE OF AMENDMENT
                                    TO THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                              CONCEPTRONIC, INC.


        CONCEPTRONIC, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of said Corporation, adopted the following resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said Corporation.

        RESOLVED: That the Certificate of Incorporation of the Corporation be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

                  "The name of the corporation is Arguss Holdings, Inc."

        RESOLVED: That the Certificate of Incorporation of the Corporation be amended by changing the first sentence of the Fourth Article thereof so that, as amended, the first sentence of said Article shall be and read as follows:

                  "The total number of shares of stock which the Corporation shall have authority to issue is twenty-one million (21,000,000), consisting of twenty million (20,000,000) shares of Common Stock, $.01 par value per share, and one million (1,000,000) shares of Preferred Stock, $.01 par value per share."

        SECOND: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Conceptronic, Inc. has caused this Certificate to be signed by Rainer H. Bosselmann, its Chairman of the Board and Chief Executive Officer, this 9th day of May, 1997.

                                                CONCEPTRONIC, INC.



                                                By:_____________________________
                                                Name: Rainer H. Bosselmann
                                                Title: Chairman of the Board and
                                                        Chief Executive Officer